Exhibit 99.1

News Release

Babcock & Wilcox Announces It Raised $67.5 Million Through its At-the-Market Equity Offering

•	Company Pauses its ATM Based on Successful Completion of Raise
•	Includes $50 Million from a Single Fundamental Global Institutional Investor
•	Supports Growth into AI Factory and Data Center Opportunities

(AKRON, Ohio – November 7, 2025) – Babcock & Wilcox Enterprises, Inc., (“B&W,” or the “Company”) (NYSE: BW) a leader in energy technology and solutions, announced today it has raised $67.5 million including approximately $50 million from a single fundamental global institutional investor, through its at-the-market (ATM) offering that opened on November 5, 2025. This closely follows the recently announced Limited Notice to Proceed (LNTP) awarded to B&W in connection with a project valued at over $1.5 billion to design and install one gigawatt of electric power for an AI Factory and Data Center.

“The results of the offering demonstrate strong institutional confidence in B&W's strategic direction and growth trajectory, particularly in the rapidly expanding AI data center and power generation markets,” said Kenneth Young, B&W Chairman and Chief Executive Officer. “The capital raise significantly enhances the Company's balance sheet and provides substantial capital to execute on our robust pipeline of opportunities.”

Based on the success of the ATM offering, the Company has elected to pause further sales under the ATM at this time, having achieved its immediate capital objectives.

"The participation of this new institutional investor with a $50 million commitment demonstrates exceptional confidence in B&W's strategy and execution capabilities," Young said. “This capital raise, combined with our recent major contract wins, positions B&W to capitalize on the unprecedented growth in AI data center power demand and the global energy transition."

"The rapid execution of this offering – raising $67.5 million in just two days – reflects the market's recognition of B&W's unique position to provide technology, services and solutions to meet the growing energy needs of AI factories and data centers, utilities and industrial customers around the world. With our strong financial position, we are well-positioned to execute on our significant project pipeline and continue to deliver value to our shareholders," Young added.

The ATM offering was conducted pursuant to the Company's existing shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission.

About Babcock & Wilcox

Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises, Inc. is a leader in energy and environmental products and services for power and industrial markets worldwide. Follow us on LinkedIn and learn more at babcock.com.

Forward-Looking Statements

B&W cautions that this release contains forward-looking statements, including, without limitation, statements relating to funds raised through an ATM. For a more complete discussion of these risk factors, see our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

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Investor Contact:	Media Contact:
Investor Relations	Ryan Cornell
Babcock & Wilcox	Public Relations
704.625.4944	Babcock & Wilcox
investors@babcock.com	330.860.1345
rscornell@babcock.com